AMENDMENT NUMBER ONE TO
                  THE LIFE RE CORPORATION
                1993 NON-EMPLOYEE DIRECTORS
                      STOCK OPTION PLAN

          This Amendment Number One (this "Amendment") to the Life Re Corporation 1993 Non-Employee Directors Stock Option Plan is entered into by the Board of Directors (the "Board") of Life Re Corporation (the "Company") to be effective on the Effective Date (as hereinafter defined).

                        WITNESSETH

          WHEREAS, the Company maintains a stock option plan, the Life Re Corporation 1993 Non-Employee Directors Stock Option Plan (the "Plan"), for the benefit of its non-employee directors; and

          WHEREAS, the Board of Directors and the Committee are empowered to amend the Plan pursuant to Section 11 thereof; and

          WHEREAS, the Board of Directors wishes to amend the Plan to provide for the transferability of stock options granted under the Plan.

          NOW, THEREFORE, the Board of Directors has determined that the Plan shall be amended, effective as of the date set forth below, as follows:

     1. Defined Terms. Terms not defined herein will have the meanings assigned to such terms under the Plan.

     2. Transferability. Section 8 of the Plan is hereby amended and restated to read as follows:

          "8. Transferability of Options. A Participant may, in his or her sole discretion, transfer all or a portion of an Option to (i) the Participant's spouse, siblings, parents, children and/or grandchildren (each, a "Transferee"), (ii) trusts established solely for the benefit of any Transferee(s), (iii) partnerships, corporations, limited liability companies or other entities of which the only interest holders are the Participant and/or Transferee(s) (or trusts for such Transferee(s)), and/or (iv) charitable organizations or private foundations. Following the transfer of all or a portion of an Option in accordance with the preceding sentence, such transferred Option or portion thereof shall no longer be transferable, and any attempt to transfer, assign or encumber such transferred Option shall be null and void and no subsequent transferee, assignee or beneficiary of any encumbrance shall acquire by reason thereof, any right, title or interest in any such transferred Option or portion thereof. In the event that all or a portion of an Option is transferred pursuant to this Section 8, the person or entity to whom or which such Option has been transferred shall have the same rights with respect to exercising such Option as the Participant had immediately prior to the transfer."

     3. Effective Date. This Amendment shall be effective as of the date it is approved by the Board of Directors of the Company.

     4. Governing Law. This Amendment shall be governed by the same law as applies to the interpretation of the Plan.

          IN WITNESS WHEREOF, this Amendment is executed on this 1st day of January 1997 to be effective on the Effective Date.

                              LIFE RE CORPORATION

                              By: /s/ Rodney A. Hawes, Jr.
                              Name:  Rodney A. Hawes, Jr.
                               Title: Chairman and Chief
                                       Executive Officer